UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 3, 2007
Russ Berrie and Company, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
111 Bauer Drive, Oakland, New Jersey 07436

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (201) 337-9000

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
After several years of dedicated service, effective December 3, 2007, Andrew R. Gatto retired as President and Chief Executive Officer of Russ Berrie and Company, Inc. (the “Company”) and his employment was terminated by agreement between Mr. Gatto and the Company. In connection therewith, Mr. Gatto has resigned his position as a member of the Board of Directors (the “Board”) of the Company, and all other positions with the Company and its subsidiaries. In connection with his departure, Mr. Gatto will receive substantially the payments and other benefits applicable to a termination by Mr. Gatto with Good Reason or a termination by the Company without Cause under his employment agreement with the Company. In consideration of the foregoing, Mr. Gatto has executed a release in substantially the form previously filed with his employment agreement, and has agreed to make himself available to provide transitional assistance to the Company for a period of four months. The restrictions in his employment agreement surviving termination remain applicable. The Company expects to record, in the fourth quarter of 2007, a special charge of approximately $2 million (pre-tax) with respect to these arrangements.
As of December 4, 2007, Bruce G. Crain, 47, assumed the position of President and Chief Executive Officer of the Company. Also as of such date, pursuant to his employment agreement with the Company discussed below, and as is permitted by the bylaws of the Company, Mr. Crain was duly elected at a meeting of the Board to fill the vacancy created by the resignation of Mr. Gatto.
Since March 2007, Mr. Crain had provided consulting services to the Company for consideration of $45,833.33 per month plus the reimbursement of legal fees in connection with such arrangement (up to a maximum of $20,000) and expenses. Such consulting arrangement was terminated as of December 4, 2007.
Previously, Mr. Crain served in various executive capacities for Blyth, Inc., a NYSE-listed multi-channel designer and marketer of home decor and gift products, from 1997 to September 2006, including Senior Vice President (Corporate) from 2002 to 2006, a member of the Chairman’s Office Executive Committee from 2004 to 2006, Group President of the worldwide Wholesale Group segment from 2004 to 2006, President of the Home Fragrance Group from 2002 to 2004 and President of the European Affiliate Group from 1999 to 2001.
As of December 4, 2007 (the “Commencement Date”), Mr. Crain entered into an Employment Agreement (the “Agreement”) with the Company, with respect to his employment as President and Chief Executive Officer of the Company, at an annual base salary of $550,000. The Company has also agreed to nominate him as a member of the Board during the term of the Agreement. In addition, commencing in 2008, Mr. Crain will be eligible for an annual cash incentive compensation opportunity in an amount not less than 75% of his base salary at target and 130% at maximum. Mr. Crain’s performance goals in respect of such incentive compensation opportunity, which will be established by the Compensation Committee of the Board annually in consultation with Mr. Crain, will not be established at levels that are more difficult to achieve than for other bonus participants who have identical performance measures.
Also pursuant to the Agreement, on December 5, 2007, Mr. Crain was awarded 85,000 shares of restricted stock under the Plan, which will vest ratably over a four-year period commencing one year after the Commencement Date. In addition, on December 5, 2007, Mr. Crain was granted 100,000 stock options pursuant to the Company’s Stock Option, Restricted and Non-Restricted Stock Plan (the “Plan”). Of the foregoing, 80,000 of such options will vest ratably over a five-year period commencing one year after the Commencement Date, and will be generally exercisable for 10 years from the Commencement Date. The remaining 20,000 of such options will become fully vested on the six-month anniversary of the Commencement Date and will be generally exercisable for 10 years from the Commencement Date. In addition, 20,000 options were granted to Mr. Crain on December 5, 2007 outside of the Plan (due to grant limitations therein), which will vest ratably over a five-year period commencing one year after the Commencement Date, and will be generally exercisable for 10 years from the Commencement Date. Pursuant to the Agreement, an additional 100,000 options will be granted to Mr. Crain under the Plan as soon as is practicable in 2008, which options will vest ratably over a five-year period commencing one year after the Commencement Date and will be generally exercisable for 10 years from the Commencement Date. Each grant of options and restricted stock described above (collectively, the “Equity Awards”, and as to the options only, the “Options”) will be made pursuant to an option agreement or a restricted stock agreement, as applicable, the forms of each of which are attached to the Agreement, which is filed as Exhibit 10.110 hereto and is incorporated by reference herein. The exercise price of the Options is the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of grant.
Pursuant to the Agreement, Mr. Crain will be entitled to participate in the Company’s employee benefit plans and programs applicable to senior executives generally and on a basis no less favorable than those provided to other senior executives. In addition, Mr. Crain will be entitled to life insurance coverage equal to 200% of his annual base salary (or the life insurance benefit under the Company’s life insurance program for senior executives if the latter would provide for a higher level of coverage), long-term disability benefits equal to 50% of his base salary (prior to offsets provided in the Company’s long-term disability plan) through the Company’s long-term disability plan and a supplemental disability program, reimbursement for tax preparation and financial planning services not to exceed $5,000 annually, and director’s and officer’s liability insurance coverage during the term of his employment and for six years thereafter in an annual amount equal to at least the greater of $5.0 million or the coverage provided to any other present or former senior executive or director of the Company. Mr. Crain will also be entitled to reimbursement for his legal fees in connection with the Agreement and the consulting arrangement discussed above up to a maximum of $25,000. Mr. Crain will not participate in the Company’s Severance Policy for Domestic Vice Presidents (and Above) or the Company’s Change in Control Severance Plan.
If the employment of Mr. Crain is terminated by the Company for Cause or by Mr. Crain without Good Reason (each as defined in the Agreement), he will be entitled to receive his base salary earned through the date of termination, bonus amounts earned for any prior year and not yet paid, and other amounts and benefits, if any, provided under applicable Company programs and policies (collectively, the “Accrued Benefits”). In addition, the unvested portion of the Equity Awards will be cancelled or immediately forfeited, as applicable, and any unexercised, vested portion of the Options shall remain exercisable for the shorter of 90 days following the date of termination and the remainder of their term.
If the Company terminates the employment of Mr. Crain without Cause or he terminates his employment for Good Reason, Mr. Crain will be entitled to receive his base salary earned through the date of termination and for a period of six months thereafter, bonus amounts earned for any prior year and not yet paid, continued life insurance coverage (as set forth in the Agreement) for a period of six months following the date of termination, coverage under the Company’s medical and dental, if any, programs during the twelve-month period following the date of termination, and in the event of termination without Cause only, the pro-rata portion of his bonus for the year in which the date of termination occurs based on actual performance for such year. Also in the event of any such termination, the Equity Awards will become immediately vested and/or non-forfeitable, as applicable, to the same extent as if Mr. Crain had completed an additional two years of service after the date of termination, and the Options shall remain exercisable for the shorter of 90 days following the date of termination and the remainder of their term.
If the employment of Mr. Crain is terminated by the Company as a result of his Disability (as defined in the Agreement), he will be entitled to receive the Accrued Benefits, as well as the long-term disability benefit described above. If the employment of Mr. Crain is terminated as a result of his death, his estate will be entitled to receive the Accrued Benefits, and his designated beneficiary (or his estate in the absence of such designation) will be entitled to receive the life insurance benefit described above. In addition, in the event that the employment of Mr. Crain is terminated as a result of his death or Disability, he, his estate, or his designated beneficiary, as applicable, will be entitled to the pro-rata portion of the bonus for the year in which the date of termination occurs based on actual performance for such year, and the Equity Awards will become immediately vested and/or non-forfeitable, as applicable, to the same extent as if Mr. Crain had completed an additional two years of service after the date of termination, and the Options shall remain exercisable for the shorter of one year following the date of termination and the remainder of their term.
In the event of a Change of Control (as defined in the Agreement), whether or not termination of employment occurs, the Equity Awards will become immediately vested and/or non-forfeitable, as applicable, to the extent that such Equity Awards were scheduled to vest within three years of the date of such Change in Control, and the vesting dates of the Equity Awards that were not scheduled to vest within three years of the date of such Change in Control shall be accelerated by three years. If the Company terminates Mr. Crain’s employment without Cause and a Change in Control occurs within six months of the date of such termination, such Equity Awards that were scheduled to vest within three years of the date of termination, and which did not vest as described above, shall become vested and exercisable on the date of such Change in Control, and shall remain exercisable for the shorter of 90 days following the date of termination and the remainder of their term.
The Agreement includes a restriction against specified competitive activities during Mr. Crain’s employment by the Company and for a period of one year thereafter and a non-solicitation agreement for a period of two years following his termination.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 10.110 and incorporated by reference herein.
Section 8 — Other Events
Item 8.01     Other Events
On December 3, 2007, the Company issued a press release announcing the retirement of Mr. Gatto and the appointment of Mr. Crain as President and Chief Executive Officer of the Company.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
     The following exhibits are filed with this report:

Exhibit 10.110	Employment Agreement, dated as of December 4, 2007, between the Company and Bruce G. Crain.

Exhibit 99.1	Press Release, dated December 3, 2007, announcing the retirement of Mr. Gatto and the appointment of Mr. Crain as President and Chief Executive Officer of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2007	RUSS BERRIE AND COMPANY, INC.
	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and General Counsel

Exhibit Index

Exhibit 10.110	Employment Agreement, dated as of December 4, 2007, between the Company and Bruce G. Crain.

Exhibit 99.1	Press Release, dated December 3, 2007, announcing the retirement of Mr. Gatto and the appointment of Mr. Crain as President and Chief Executive Officer of the Company.